EXHIBIT 99.1

Steelcase Reports Third Quarter Results

Momentum in the Americas Expected to Continue in Fourth Quarter

GRAND RAPIDS, Mich., Dec. 21, 2011 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported third quarter revenue of $719.4 million and net income of $22.4 million, or $0.17 per share. Excluding restructuring costs, adjusted earnings were $0.19 per share. Revenue was ahead of company estimates; earnings per share were in line with expectations and reflected a decrease in the cash surrender value of variable life company owned life insurance (COLI). Steelcase reported $672.6 million of revenue and earnings of $0.14 per share in the third quarter of the prior year.

Organic revenue growth in the third quarter was 10 percent after adjusting for the net negative impact of $20 million associated with the deconsolidation of IDEO and other acquisitions and divestitures and approximately $4 million related to favorable currency translation effects. The Americas posted 15 percent organic growth over prior year while EMEA experienced a 2 percent organic decline. Revenue growth in the Americas was broad-based and included a higher mix of revenue from some of the company's largest corporate customers, services and owned dealers.

"The Americas segment posted another strong quarter with organic revenue growth of 15 percent and an adjusted operating margin of approximately 9 percent," said James P. Hackett, president and CEO. "Based on the strength of third quarter orders and the highest backlog in more than three years, we expect this momentum to continue in the fourth quarter."

Current quarter operating income of $38.2 million represents an improvement of $11.4 million over the prior year. Excluding restructuring costs, third quarter adjusted operating income of $42.0 million improved $7.2 million compared to the prior year. The improvement was driven largely by organic revenue growth but impacted by the deconsolidation of IDEO and a higher mix of revenue from some of the company's largest corporate customers, services and owned dealers. The results also reflect higher spending on product development, sales and distribution strategies and other initiatives. Benefits from recent pricing adjustments exceeded higher commodity costs for the first time in six quarters.

Cost of sales was 69.0 percent of revenue in the current quarter compared with 68.7 percent of revenue in the prior year.   Higher absorption of fixed costs associated with the revenue growth in the quarter was offset by the impact of deconsolidating IDEO and a shift in business mix.

Operating expenses in the third quarter were $181.1 million compared with $176.0 million in the prior year. The increase was largely due to higher variable compensation expenses, a dealer acquisition and increased spending on product development, sales and distribution strategies and other initiatives, partially offset by the impact of deconsolidating IDEO.

Investment income decreased $4.3 million in the current quarter compared to the prior year primarily due to variable life COLI losses of $1.1 million in the third quarter which compared to variable life COLI income of $2.9 million in the prior year.

The company repurchased 2.7 million shares at a cost of $18.0 million in the third quarter, including repurchases made under a stock repurchase agreement entered into on November 4, 2011.

Cash, short-term investments and the cash surrender value of variable life COLI totaled $274.6 million and total debt was $292.1 million at the end of the third quarter.

The Board of Directors of Steelcase Inc. today declared a quarterly cash dividend of $0.06 per share to be paid on or before January 13, 2012 to shareholders of record as of January 3, 2012.

"We are pleased with the improvement in EMEA operating income compared to the second quarter," said David C. Sylvester, senior vice president and CFO.  "In the face of ongoing uncertainty and mixed performance within that segment, overall sequential revenue growth was relatively consistent with normal seasonality."

Outlook

Third quarter orders reflected growth compared to the prior year in the Americas and EMEA segments.   Order growth in the Americas was particularly strong, approximating 16% over the prior year, which included a pull-forward impact of a November 2010 price increase. The company expects fourth quarter fiscal 2012 revenue to be in the range of $675 to $700 million. This estimate includes an assumption of approximately $2 million from unfavorable currency translation effects compared to the prior year, as well as revenue from a dealer acquisition completed during the first quarter of fiscal 2012. The company reported revenue of $622.9 million in the fourth quarter of fiscal 2011, which included $5 million of revenue from a small division at PolyVision which has been divested.  Adjusting for these impacts, the company projects organic revenue growth in the range of 7 to 11 percent over the prior year.

Steelcase expects to report earnings between $0.09 and $0.13 per share for the fourth quarter of fiscal 2012, including restructuring costs of approximately $0.04 per share. This earnings estimate reflects a similar level of revenue from some of the company's largest corporate customers and sequentially higher spending on various initiatives as compared to the third quarter. Steelcase reported earnings of $0.08 per share in the fourth quarter of fiscal 2011.

"Our pattern of success is a clear signal that our customers value our strategy of turning insights into innovation," Mr. Hackett said. "We are making incremental investments in product development and other growth initiatives to build upon on the momentum we are seeing in our business."

Business Segment Results
(in millions)

As of the end of the first quarter of fiscal year 2012, we realigned our reportable segments for financial reporting purposes primarily as a result of the previously announced organizational changes to strengthen our position as a globally integrated enterprise. The accompanying segment data for the prior period has been reclassified to reflect these realignments.

	(Unaudited)
	Three Months Ended
	November 25,	November 26,	%
	2011	2010	Change

Revenue
Americas (1)	$ 484.1	$ 406.6	19.1%
EMEA (2)	159.6	161.4	(1.1%)
Other (3)	75.7	104.6	(27.6%)
Consolidated revenue	$ 719.4	$ 672.6	7.0%

Operating income (loss)
Americas	$ 39.2	$ 26.2
EMEA	4.4	3.2
Other	3.6	4.5
Corporate (4)	(9.0)	(7.1)
Consolidated operating income	$ 38.2	$ 26.8

Operating income percent	5.3%	4.0%

Revenue Mix
Americas (1)	67.3%	60.5%
EMEA (2)	22.2%	24.0%
Other (3)	10.5%	15.5%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Turnstone, Details and Nurture by Steelcase brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase brand, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, PolyVision and Designtex. (IDEO was consolidated through the third quarter of fiscal year 2011.)
  Corporate expenses include unallocated portions of executive and shared services functions such as information technology, human resources, finance, legal, research and development and corporate facilities.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q3 2012 vs. Q3 2011
	Steelcase Inc.	Americas	EMEA	Other category

Q3 2011 revenue, reported	$ 672.6	$ 406.6	$ 161.4	$ 104.6
IDEO ownership transition & divestiture	(37.3)	--	--	(37.3)
Currency translation effects*	4.0	--	2.0	2.0
Adjusted Q3 2011 revenue	639.3	406.6	163.4	69.3

Q3 2012 revenue, reported	719.4	484.1	159.6	75.7
Dealer acquisition	(17.6)	(17.6)	--	--
Adjusted Q3 2012 revenue	701.8	466.5	159.6	75.7
Organic growth (decline) $	$ 62.5	$ 59.9	$ (3.8)	$ 6.4
Organic growth (decline) %	10%	15%	(2%)	9%

* Currency translation effects represent the estimated net effect of translating Q3 2011 foreign currency revenues using the average exchange rates during Q3 2012.

YEAR OVER YEAR ORGANIC REVENUE GROWTH
Q3 YTD 2012 vs. Q3 YTD 2011
	Steelcase Inc.

YTD 2011 revenue, reported	$ 1,814.2
IDEO ownership transition & divestiture	(107.6)
Currency translation effects*	33.0
Adjusted YTD 2011 revenue	1,739.6

YTD 2012 revenue, reported	2,059.3
Dealer acquisition	(40.0)
Adjusted YTD 2012 revenue	2,019.3
Organic growth $	$ 279.7
Organic growth %	16%
* Currency translation effects represent the estimated net effect of translating Q3 2011, Q2 2011 and Q1 2011 foreign currency revenues using the average exchange rate during Q3 2012, Q2 2012 and Q1 2012, respectively.

PROJECTED ORGANIC REVENUE GROWTH
Q4 2012 vs. Q4 2011
	Steelcase Inc.

Q4 2011 revenue, reported	$ 623
Divestiture	(5)
Currency translation effects*	(2)
Adjusted Q4 2011 revenue	616

Q4 2012 revenue, projected	675 - 700
Dealer acquisition	(16)
Adjusted Q4 2012 projected revenue	659 - 684
Organic growth $	$ 43 - 68
Organic growth %	7% - 11%

* Currency translation effects represent the estimated net effect of translating Q4 2012 foreign currency revenues using the exchange rate at the end of Q3 2012.

STEELCASE INC.
ADJUSTED EARNINGS PER SHARE	Q3 2012

Earnings per share, reported	$ 0.17
Restructuring costs, net of tax, per share	0.02
Adjusted earnings per share	$ 0.19
Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 25, 2011		November 26, 2010		November 25, 2011		November 26, 2010

Revenue	$ 719.4	100.0%	$ 672.6	100.0%	$ 2,059.3	100.0%	$ 1,814.2	100.0%
Cost of sales	496.3	69.0	461.8	68.7	1,430.5	69.5	1,258.1	69.3
Restructuring costs	3.3	0.4	6.9	1.0	24.7	1.2	20.1	1.1
Gross profit	219.8	30.6	203.9	30.3	604.1	29.3	536.0	29.6
Operating expenses	181.1	25.2	176.0	26.1	524.2	25.4	500.7	27.6
Restructuring costs	0.5	0.1	1.1	0.2	1.3	0.1	3.4	0.2
Operating income	$ 38.2	5.3%	$ 26.8	4.0%	$ 78.6	3.8%	$ 31.9	1.8%
Add: restructuring costs	3.8	0.5	8.0	1.2	26.0	1.3	23.5	1.3
Adjusted operating income	$ 42.0	5.8%	$ 34.8	5.2%	$ 104.6	5.1%	$ 55.4	3.1%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 25, 2011		November 26, 2010		November 25, 2011		November 26, 2010

Revenue	$ 484.1	100.0%	$ 406.6	100.0%	$ 1,378.3	100.0%	$ 1,108.4	100.0%
Cost of sales	337.7	69.8	286.4	70.4	962.3	69.8	786.1	70.9
Restructuring costs	3.0	0.6	2.4	0.6	15.5	1.1	5.7	0.5
Gross profit	143.4	29.6	117.8	29.0	400.5	29.1	316.6	28.6
Operating expenses	103.8	21.4	91.4	22.5	297.0	21.6	260.9	23.6
Restructuring costs	0.4	0.1	0.2	0.1	0.4	--	0.9	0.1
Operating income	$ 39.2	8.1%	$ 26.2	6.4%	$ 103.1	7.5%	$ 54.8	4.9%
Add: restructuring costs	3.4	0.7	2.6	0.7	15.9	1.1	6.6	0.6
Adjusted operating income	$ 42.6	8.8%	$ 28.8	7.1%	$ 119.0	8.6%	$ 61.4	5.5%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 25, 2011		November 26, 2010		November 25, 2011		November 26, 2010

Revenue	$ 159.6	100.0%	$ 161.4	100.0%	$ 447.3	100.0%	$ 393.9	100.0%
Cost of sales	110.1	69.0	112.5	69.7	316.3	70.7	282.2	71.6
Restructuring costs	0.4	0.2	4.1	2.5	8.2	1.8	13.8	3.5
Gross profit	49.1	30.8	44.8	27.8	122.8	27.5	97.9	24.9
Operating expenses	44.5	27.9	41.4	25.7	131.3	29.4	113.4	28.8
Restructuring costs	0.2	0.1	0.2	0.1	1.0	0.2	0.3	0.1
Operating income (loss)	$ 4.4	2.8%	$ 3.2	2.0%	$ (9.5)	(2.1%)	$ (15.8)	(4.0%)
Add: restructuring costs	0.6	0.3	4.3	2.6	9.2	2.0	14.1	3.6
Adjusted operating income (loss)	$ 5.0	3.1%	$ 7.5	4.6%	$ (0.3)	(0.1%)	$ (1.7)	(0.4%)

Other
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 25, 2011		November 26, 2010		November 25, 2011		November 26, 2010

Revenue	$ 75.7	100.0%	$ 104.6	100.0%	$ 233.7	100.0%	$ 311.9	100.0%
Cost of sales	48.5	64.1	62.9	60.1	151.9	65.0	189.8	60.9
Restructuring costs	(0.1)	(0.2)	0.4	0.4	1.0	0.4	0.6	0.2
Gross profit	27.3	36.1	41.3	39.5	80.8	34.6	121.5	38.9
Operating expenses	23.8	31.4	36.1	34.5	73.8	31.6	106.5	34.1
Restructuring costs	(0.1)	(0.1)	0.7	0.7	(0.1)	(0.0)	2.2	0.7
Operating income	$ 3.6	4.8%	$ 4.5	4.3%	$ 7.1	3.0%	$ 12.8	4.1%
Add: restructuring costs	(0.2)	(0.3)	1.1	1.1	0.9	0.4	2.8	0.9
Adjusted operating income	$ 3.4	4.5%	$ 5.6	5.4%	$ 8.0	3.4%	$ 15.6	5.0%

Corporate	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 25, 2011		November 26, 2010		November 25, 2011		November 26, 2010

Operating expenses	$ 9.0		$ 7.1		$ 22.1		$ 19.9
Add: restructuring costs	--		--		--		--
Adjusted operating loss	$ (9.0)		$ (7.1)		$ (22.1)		$ (19.9)

Webcast

Steelcase will discuss third quarter fiscal year 2012 results and business outlook on a conference call and webcast at 11:00 a.m. EST tomorrow. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after this press release is issued.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue over the prior year excluding currency translation effects and the impacts of the IDEO ownership transition and other acquisitions and divestitures; (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs; and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs, net of tax.    These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

Steelcase Inc. helps create great experiences - wherever work happens.  Our brands offer a comprehensive portfolio of workplace furnishings, products and services, inspired by nearly 100 years of insight gained serving the world's leading organizations. We are globally accessible through a network of channels, including over 650 dealers. We design for social, economic and environmental sustainability.  Steelcase is a global, publicly traded company leading our industry with fiscal 2011 revenue of $2.4 billion.

The Steelcase Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4484

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 25,	November 26,	November 25,	November 26,
	2011	2010	2011	2010

Revenue	$ 719.4	$ 672.6	$ 2,059.3	$ 1,814.2
Cost of sales	496.3	461.8	1,430.5	1,258.1
Restructuring costs	3.3	6.9	24.7	20.1
Gross profit	219.8	203.9	604.1	536.0
Operating expenses	181.1	176.0	524.2	500.7
Restructuring costs	0.5	1.1	1.3	3.4
Operating income	38.2	26.8	78.6	31.9
Interest expense	(4.1)	(4.8)	(20.1)	(13.9)
Investment income (loss)	(0.6)	3.7	(0.3)	10.5
Other income (expense), net	1.1	0.1	3.1	3.8
Income before income taxes	34.6	25.8	61.3	32.3
Income tax expense	12.2	7.5	19.5	22.3
Net income	22.4	$ 18.3	41.8	$ 10.0

Basic and diluted per share data:
Basic earnings per share	$ 0.17	$ 0.14	$ 0.31	$ 0.07
Diluted earnings per share	$ 0.17	$ 0.14	$ 0.31	$ 0.07
Dividends declared and paid per common share	$ 0.06	$ 0.04	$ 0.18	$ 0.12
Weighted average shares outstanding - basic	131.3	135.1	132.8	135.0
Weighted average shares outstanding - diluted	131.3	135.6	132.8	135.4

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	November 25,	February 25,
ASSETS	2011	2011
Current assets:
Cash and cash equivalents	$ 114.9	$ 142.2
Short-term investments	51.0	350.8
Accounts receivable, net	315.1	271.0
Inventories	153.9	127.1
Deferred income taxes	53.1	58.0
Other current assets	63.4	63.2
Total current assets	751.4	1,012.3

Property and equipment, net	342.3	345.8
Company-owned life insurance	222.2	223.1
Deferred income taxes	126.4	132.2
Goodwill and other intangible assets, net	195.2	196.5
Other assets	96.3	86.6
Total assets	$ 1,733.8	$ 1,996.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 214.0	$ 195.0
Short-term borrowings and current portion of long-term debt	2.6	255.5
Accrued expenses:
Employee compensation	131.6	136.3
Employee benefit plan obligations	22.1	15.5
Other	137.5	134.5
Total current liabilities	507.8	736.8

Long-term liabilities:
Long-term debt less current maturities	289.5	291.3
Employee benefit plan obligations	167.8	170.0
Other long-term liabilities	76.8	80.0
Total long-term liabilities	534.1	541.3
Total liabilities	1,041.9	1,278.1

Shareholders' equity:
Common stock	7.9	48.5
Additional paid-in capital	30.1	20.2
Accumulated other comprehensive (loss)	(13.1)	0.6
Retained earnings	667.0	649.1
Total shareholders' equity	691.9	718.4

Total liabilities and shareholders' equity	$ 1,733.8	$ 1,996.5

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Nine Months Ended
	November 25,	November 26,
	2011	2010

OPERATING ACTIVITIES
Net income	$ 41.8	$ 10.0
Depreciation and amortization	41.7	49.1
Changes in cash surrender value of company-owned life insurance	0.9	(10.7)
Changes in deferred income taxes	3.8	6.9
Changes in accounts receivable, net, inventories and accounts payable	(47.4)	(68.7)
Changes in employee compensation liabilities	(1.1)	20.6
Changes in other operating assets and liabilities	(10.7)	33.3
Other, net	18.9	18.3

Net cash provided by operating activities	47.9	58.8

INVESTING ACTIVITIES
Capital expenditures	(49.0)	(33.3)
Purchases of investments	(161.8)	(14.8)
Liquidations of investments	460.2	3.9
Proceeds from disposal of fixed assets	8.1	14.3
Acquisitions, net of divestiture	(18.2)	--
Other, net	7.5	(3.5)

Net cash provided by (used in) investing activities	246.8	(33.4)

FINANCING ACTIVITIES
Repayments of long-term debt	(255.5)	(2.2)
Dividends paid	(23.9)	(16.2)
Common stock repurchases	(41.0)	(0.3)
Other, net	0.3	0.5

Net cash used in financing activities	(320.1)	(18.2)

Effect of exchange rate changes on cash and cash equivalents	(1.9)	0.7

Net increase (decrease) in cash and cash equivalents	(27.3)	7.9
Cash and cash equivalents, beginning of period	142.2	111.1
Cash and cash equivalents, end of period	$ 114.9	$ 119.0
CONTACT:  Investor Contact:
          Raj Mehan
          Investor Relations
          (616) 246-4251

          Media Contact:
          Laura VanSlyke
          Public Relations
          (616) 247-2747